Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

  News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2007 EARNINGS

CLAYTON, MO, January 28, 2008– Olin Corporation (NYSE: OLN) announced today that its fourth quarter 2007 income from continuing operations was $29.6 million, or $0.40 per diluted share, which compares to $15.6 million, or $0.22 per diluted share in the fourth quarter of 2006.  Sales from continuing operations in the fourth quarter of 2007 were $404.8 million, compared to $247.1 million in the fourth quarter of 2006.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “I am pleased that both our Chlor Alkali and Winchester businesses finished 2007 on a strong note.  Chlor Alkali fourth quarter segment earnings were $68.1 million, which includes $20.9 million from the Pioneer operations acquired in August.  Included in the Chlor Alkali segment earnings are approximately $5 million of realized synergies. In achieving these Chlor Alkali earnings we overcame lower operating rates reflecting both planned maintenance outages at seven plants and seasonally weaker demand. Winchester earned $2.7 million in the quarter and completed its best year since 1994.  During the quarter, Winchester benefited from higher selling prices and stronger than expected demand, which more than offset higher commodity and manufacturing costs.

Earnings in the first quarter of 2008 are projected to be in the $0.50 per diluted share range.  This forecast reflects a slight improvement in ECU pricing compared to the fourth quarter of 2007 as the most recent caustic price increase is implemented. Improvements in the current level of anticipated demand from the vinyls industry would favorably impact our projected earnings. Winchester results are expected to be about equal to the first quarter of 2007 and pension expense is expected to decline by approximately $3.0 million compared to the first quarter of 2007.”

Income from continuing operations in 2007 was $100.8 million, or $1.36 per diluted share, compared to income of $123.7 million, or $1.70 per diluted share in 2006.  Sales from continuing operations in 2007 were $1.28 billion compared to $1.04 billion in 2006.

Fourth quarter 2007 results included a $1.3 million pretax receipt of a contingent payment associated with a prior year’s divestiture and a $1.0 million pretax reduction in stock-based compensation expense due to the sale of the Metals business. Fourth quarter 2007 results also included a $3.0 million pretax charge to adjust the asset retirement obligation previously recorded as required under Statement of Financial Accounting Standards (“SFAS”) No. 143, “Asset Retirement Obligations”.  Fourth quarter 2006 results included a $6.0 million pretax insurance recovery related to Hurricane Katrina business interruptions.  Full year 2006 results also included $0.7 million of pretax gains associated with real estate transactions and a $21.6 million reduction in income tax expenses associated with the settlement of the tax treatment of capital losses generated in 1997 and other tax matters.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2007 were $302.1 million compared to $153.8 million in the fourth quarter of 2006.  The increase reflects a 70% increase in volumes due to the acquisition of the Pioneer operations.  Chlorine and caustic soda volumes, excluding the Pioneer operations, declined by 2% during the quarter compared to the fourth quarter of 2006. ECU netbacks in the fourth quarter of 2007, excluding the impact of the

Pioneer acquisition, increased 1% from the fourth quarter of 2006. Fourth quarter 2007 ECU netbacks in the Pioneer operations were approximately 15% higher than those realized in the Olin operations.  Freight costs included in Olin’s ECU netbacks, excluding the Pioneer operations, increased 29% in the fourth quarter of 2007 compared to the fourth quarter of 2006.  Fourth quarter 2007 Chlor Alkali segment income was $68.1 million compared to $52.2 million in the fourth quarter of 2006.  The earnings from the Pioneer operations and higher ECU selling prices more than offset the lower shipment volumes and higher operating costs.

WINCHESTER

Winchester fourth quarter 2007 sales were $102.7 million, compared to $93.3 million in the fourth quarter of 2006. The increase reflects higher selling prices and stronger sales volumes. Commercial and law enforcement sales both increased during the quarter compared to the fourth quarter of 2006. Fourth quarter 2007 military sales were approximately equal to the fourth quarter of 2006.  Winchester’s fourth quarter 2007 profit was $2.7 million compared to $2.6 million in the fourth quarter of 2006. Higher selling prices offset the impact of higher commodity and manufacturing costs and a less favorable product mix.

CORPORATE AND OTHER COSTS

For the year 2007, pension expense was $3.9 million, compared to $16.2 million in 2006.  The year over year decrease reflects the favorable impact of the $180 million of voluntary contributions made in 2006 and 2007, a 25-basis point increase in the discount rate in 2007, and favorable 2006 asset performance.  Pension expense in 2006 included a $2.4 million curtailment charge associated with the voluntary transition of certain Winchester union employees from a defined benefit plan to a defined contribution plan.

Under SFAS No. 158, the Company recorded a non-cash after-tax credit of $124.1 million to Shareholders’ Equity as of December 31, 2007 for the defined benefit pension plan and post-retirement medical plan.  This credit reflects the use of a higher discount rate on pension benefit obligations and favorable returns on plan assets during 2007.  The credits reflect the difference between the accumulated benefit obligation and the year-end market value of assets of the pension plan.

As of December 31, 2006, the Company recorded a non-cash after-tax credit of $54.5 million to Shareholders’ Equity primarily due to the use of a higher discount rate on pension benefit obligations.    Additionally, effective December 31, 2006, the Company adopted SFAS No. 158, which requires that a net asset or liability be recognized to report the funded status of defined benefit pension and other post-retirement benefit plans on its balance sheet.  At December 31, 2006, after-tax charges to Shareholders’ Equity of $39.7 million and $33.6 million were recorded for the defined benefit pension plan and post-retirement medical plans, respectively.

Fourth quarter charges to income for environmental investigatory and remedial activities were $8.6 million in 2007, compared to $6.3 million in the fourth quarter of 2006.  During 2007, charges to income for environmental investigatory and remedial activities totaled $37.9 million compared to $22.6 million in 2006.  The 2006 charges included $1.2 million of recoveries from third parties of costs incurred and expensed in prior periods.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.  The increase in 2007 charges compared to 2006 relates primarily to a $7.9 million increase in costs at a former waste disposal site based on revised remediation estimates resulting from negotiations with a government agency.

Other corporate and unallocated costs in 2007 decreased due to lower legal and legal related settlement costs, which offset higher compensation expenses, including stock- based compensation costs.  The legal and legal related settlement costs are associated primarily with legacy environmental matters. During the fourth quarter of 2007, the Company, based on revised estimates, increased the asset retirement obligation it had previously recorded by $3.0 million as required by SFAS No. 143.

Other operating income for 2007 includes the $1.3 million pretax receipt of a contingent payment associated with a prior year’s divestiture.  Other operating income for 2006 includes the pretax insurance recovery of $6.0 million related to Hurricane Katrina business interruptions and $0.7 million of pretax gains associated with real estate transactions.

DISCONTINUED OPERATIONS

On October 15, 2007, Olin Corporation announced it had signed a definitive agreement to sell its Metals business to a subsidiary of Global Brass and Copper Holdings, Inc., an affiliate of KPS Capital Partners, LP, for a purchase price of $400 million, payable in cash.  The final cash received was subject to a customary working capital adjustment.  The transaction closed on November 19, 2007. The Metals business is reflected in the financial statements as a discontinued operation.  In 2007, there was income from discontinued operations of $0.39 per diluted share, compared to income of $0.36 per diluted share in 2006.

During the third quarter of 2007, a loss on disposal of discontinued operations of $125.4 million, or $1.68 per diluted share, was recognized. During the fourth quarter of 2007, the loss on the disposal was adjusted to $139.0 million, or $1.87 per diluted share. The final amount of the loss is dependent on the final determination of the value of the working capital in the business at the date of the closing of the transaction.  Total cash proceeds realized from the operation and sale of the Metals business in 2007 was approximately $480 million.

DIVIDEND

On January 25, 2008, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2008 to shareholders of record at the close of business on February 11, 2008.  This is the 325th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s fourth quarter earnings conference call with securities analysts is scheduled for 11:00 A.M. Eastern Time, Tuesday, January 29.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	unexpected litigation outcomes;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2008 - 03

Olin Corporation
Consolidated Statements of Income (a)

	Three Months		Year Ended
	Ended December 31,		December 31,
(In millions, except per share amounts)	2007	2006	2007	2006

Sales	$404.8	$247.1	$1,276.8	$1,039.7
Operating Expenses:
Cost of Goods Sold	335.9	197.9	1,038.3	795.7
Selling and Administration	33.7	30.2	126.4	125.2
Other Operating Income (b)	1.4	6.0	1.9	6.7
Operating Income	36.6	25.0	114.0	125.5
Earnings of Non-consolidated Affiliates	11.6	8.2	46.0	45.3
Interest Expense	6.2	5.0	22.1	20.3
Interest Income	2.4	3.2	11.6	11.6
Other Income	1.0	-	1.2	1.1
Income from Continuing Operations before Taxes	45.4	31.4	150.7	163.2
Income Tax Provision	15.8	15.8	49.9	39.5
Income from Continuing Operations	29.6	15.6	100.8	123.7
(Loss) Income from Discontinued Operations, Net	(0.7)	11.2	29.0	26.0
Loss on Disposal of Discontinued Operations, Net	(13.6)	-	(139.0)	-
Net Income (Loss)	$15.3	$26.8	$(9.2)	$149.7
Net Income (Loss) Per Common Share:
Basic Income (Loss) per Common Share:
Income from Continuing Operations	$0.40	$0.22	$1.36	$1.70
(Loss) Income from Discontinued Operations, Net	(0.01)	0.15	0.39	0.36
Loss on Disposal of Discontinued Operations, Net	(0.18)	-	(1.87)	-
Net Income (Loss)	$0.21	$0.37	$(0.12)	$2.06
Diluted Income (Loss) per Common Share:
Income from Continuing Operations	$0.40	$0.22	$1.36	$1.70
(Loss) Income from Discontinued Operations, Net	(0.01)	0.15	0.39	0.36
Loss on Disposal of Discontinued Operations, Net	(0.19)	-	(1.87)	-
Net Income (Loss)	$0.20	$0.37	$(0.12)	$2.06
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	74.4	73.1	74.0	72.6
Average Common Shares Outstanding - Diluted	74.8	73.3	74.3	72.8

(a) Unaudited.
(b)
The three months and year ended December 31, 2007 includes a $1.3 million receipt of a contingent payment associated with a prior year's divestiture. The three months and year ended December 31, 2006 reflects a $6.0 million insurance recovery for business interruption experienced at our Chlor Alkali operations.

Olin Corporation
Segment Information (a)
(In millions)

		Three Months		Year Ended
		Ended December 31,		December 31,
		2007	2006	2007	2006
Sales:
	Chlor Alkali Products	$302.1	$153.8	$845.1	$666.1
	Winchester	102.7	93.3	431.7	373.6
	Total Sales	$404.8	$247.1	$1,276.8	$1,039.7
Income from Continuing Operations before Taxes:
	Chlor Alkali Products (b)	$68.1	$52.2	$237.3	$256.3
	Winchester	2.7	2.6	26.4	15.8
	Corporate/Other:
	Pension Income (Expense) (c)	0.2	(4.6)	(3.9)	(16.2)
	Environmental Provision	(8.6)	(6.3)	(37.9)	(22.6)
	Other Corporate and Unallocated Costs	(15.6)	(16.7)	(63.8)	(69.2)
	Other Operating Income (d)	1.4	6.0	1.9	6.7
	Interest Expense	(6.2)	(5.0)	(22.1)	(20.3)
	Interest Income	2.4	3.2	11.6	11.6
	Other Income	1.0	-	1.2	1.1
	Income from Continuing Operations before Taxes	$45.4	$31.4	$150.7	$163.2

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $11.6 million and $8.2 million for the three months ended December 31, 2007 and 2006, respectively, and $46.0 million and $45.3 million for the year ended December 31, 2007 and 2006, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(d)
The three months and year ended December 31, 2007 includes a $1.3 million receipt of a contingent payment associated with a prior year's divestiture. The three months and year ended December 31, 2006 reflects a $6.0 million insurance recovery for business interruption experienced at our Chlor Alkali operations.

Olin Corporation
Consolidated Balance Sheets (a)
(In millions, except per share data)

December 31,	2007	2006

Assets:
Cash & Cash Equivalents	$306.0	$199.8
Short-Term Investments	26.6	76.6
Accounts Receivable, Net	202.0	135.4
Inventories	106.7	82.7
Current Deferred Income Taxes	15.0	8.9
Other Current Assets	19.3	19.3
Current Assets of Discontinued Operations	-	402.2
Total Current Assets	675.6	924.9
Property, Plant and Equipment
(Less Accumulated Depreciation of $912.6 and $869.4)	503.6	251.2
Prepaid Pension Costs	111.9	-
Deferred Income Taxes	30.1	117.3
Other Assets	58.9	12.3
Goodwill	301.9	-
Assets of Discontinued Operations	-	336.5
Total Assets	$1,682.0	$1,642.2

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$7.7	$1.7
Accounts Payable	150.6	87.9
Income Taxes Payable	2.5	4.8
Accrued Liabilities	244.7	174.0
Current Liabilities of Discontinued Operations	-	156.7
Total Current Liabilities	405.5	425.1
Long-Term Debt	251.3	252.2
Accrued Pension Liability	46.0	234.4
Other Liabilities	329.7	183.1
Liabilities of Discontinued Operations	-	4.1
Total Liabilities	1,032.5	1,098.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 74.5 Shares (73.3 in 2006)	74.5	73.3
Additional Paid-In Capital	742.0	721.6
Accumulated Other Comprehensive Loss	(165.4)	(318.5)
(Accumulated Deficit) Retained Earnings	(1.6)	66.9
Total Shareholders' Equity	649.5	543.3
Total Liabilities and Shareholders' Equity	$1,682.0	$1,642.2

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows (a)
(In millions)

Year Ended December 31,	2007	2006
Operating Activities:
Net (Loss) Income	$(9.2)	$149.7
Loss (Income) from Discontinued Operations, Net	110.0	(26.0)
Earnings of Non-consolidated Affiliates	(46.0)	(45.3)
Other Operating Income - Gain on Disposition of Real Estate	-	(0.7)
Stock-Based Compensation	4.9	5.6
Depreciation and Amortization	48.0	37.8
Deferred Income Taxes	(9.0)	(28.0)
Qualified Pension Plan Contributions	(102.4)	(80.0)
Qualified Pension Plan Expense	14.4	27.8
Common Stock Issued Under Employee Benefit Plans	3.3	3.3
Changes in:
Receivables	(7.7)	(5.0)
Inventories	1.4	(2.7)
Other Current Assets	7.1	(9.8)
Accounts Payable and Accrued Liabilities	19.9	45.2
Income Taxes Payable	(6.6)	(19.4)
Other Assets	8.8	11.7
Other Noncurrent Liabilities	40.0	(34.5)
Other Operating Activities	(9.7)	5.0
Cash Provided By Continuing Operations	67.2	34.7
Discontinued Operations:
(Loss) Income from Discontinued Operations, Net	(110.0)	26.0
Loss on Disposal of Discontinued Operations	160.0	-
Operating Activities from Discontinued Operations	63.8	4.0
Cash Provided By Discontinued Operations	113.8	30.0
Net Operating Activities	181.0	64.7
Investing Activities:
Capital Expenditures	(76.1)	(61.7)
Business Acquired through Purchase Transaction	(426.1)	-
Cash Acquired through Business Acquisition	126.4	-
Proceeds from Disposition of Property, Plant and Equipment	0.5	1.3
Purchase of Short-Term Investments	-	(76.6)
Proceeds from Sale of Short-Term Investments	50.0	-
Proceeds from Sale/Leaseback of Equipment	14.8	-
Distributions from Affiliated Companies, Net	25.4	44.0
Other Investing Activities	1.7	(0.1)
Cash Used for Continuing Operations	(283.4)	(93.1)
Discontinued Operations:
Proceeds from Sale of a Business	404.3	-
Investing Activities from Discontinued Operations	(7.3)	(19.1)
Cash Provided by (Used for) Discontinued Operations	397.0	(19.1)
Net Investing Activities	113.6	(112.2)
Financing Activities:
Long-Term Debt Repayments	(145.7)	(1.1)
Issuance of Common Stock	12.2	16.4
Stock Options Exercised	5.3	4.4
Excess Tax Benefits from Stock Options Exercised	1.1	0.8
Dividends Paid	(59.2)	(58.1)
Deferred Debt Costs	(2.1)	(18.8)
Net Financing Activities	(188.4)	(56.4)
Net Increase (Decrease) in Cash and Cash Equivalents	106.2	(103.9)
Cash and Cash Equivalents, Beginning of Year	199.8	303.7
Cash and Cash Equivalents, End of Period	$306.0	$199.8

(a) Unaudited.

Olin Corporation
Quarterly Trend Data (a)
(In millions, except per share amounts)

				2007
		First	Second	Third	Fourth	Total
		Quarter	Quarter	Quarter	Quarter	Year
	Sales	$255.5	$266.2	$350.3	$404.8	$1,276.8
	Income from Continuing Operations before Taxes	24.5	32.2	48.6	45.4	150.7
	Depreciation and Amortization	9.6	9.5	12.1	16.8	48.0
	Capital Expenditures	9.2	13.0	17.9	36.0	76.1
	Dividends Paid	14.7	14.8	14.8	14.9	59.2
	Total Debt to Total Capitalization	31.3%	29.5%	45.2%	28.5%	28.5%
	Diluted Income (Loss) Per Common Share:
	Income from Continuing Operations	$0.22	$0.29	$0.44	$0.40	$1.36
	Income (Loss) from Discontinued Operations, Net	0.09	0.19	0.12	(0.01)	0.39
	Loss on Disposal of Discontinued Operations, Net	-	-	(1.68)	(0.19)	(1.87)
	Net Income (Loss)	$0.31	$0.48	$(1.12)	$0.20	$(0.12)
	Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
	Average Common Shares Outstanding - Diluted	73.8	74.2	74.6	74.8	74.3

				2006
		First	Second	Third	Fourth	Total
		Quarter	Quarter	Quarter	Quarter	Year
	Sales	$263.7	$255.2	$273.7	$247.1	$1,039.7
	Income from Continuing Operations before Taxes	49.5	43.0	39.3	31.4	163.2
	Depreciation and Amortization	9.0	9.5	9.7	9.6	37.8
	Capital Expenditures	10.8	11.4	13.0	26.5	61.7
	Dividends Paid	14.4	14.5	14.6	14.6	58.1
	Total Debt to Total Capitalization	35.9%	34.4%	31.9%	31.8%	31.8%
	Diluted Income Per Common Share:
	Income from Continuing Operations	$0.42	$0.37	$0.70	$0.22	$1.70
	Income from Discontinued Operations, Net	0.05	0.08	0.07	0.15	0.36
	Net Income	$0.47	$0.45	$0.77	$0.37	$2.06
	Dividends	$0.20	$0.20	$0.20	$0.20	$0.80
	Average Common Shares Outstanding - Diluted	72.4	72.6	72.8	73.3	72.8

(a)	Unaudited.